WELLS FARGO BANK MINNESOTA, NATIONAL ASSOCIATION
                                 Master Servicer
                     MERRILL LYNCH MORTGAGE INVESTORS, INC.
                                    DEPOSITOR
                  --------------------------------------------


                         Supplement dated March 31, 2003
                                       to
                   Prospectus Supplement dated March 27, 2003
                                       to
                         Prospectus dated March 21, 2003

Capitalized terms used herein and not otherwise defined herein have the meanings assigned in the prospectus supplement dated March 27, 2003.

         The pass-through rate assigned to the Class I-A-1 Certificates in the table on the front cover of the prospectus supplement shall be replaced with the following pass-through rate:


                  Initial Certificate Balance or
         Class          Notional Amount(1)          Pass-Through Rate(2)
        -------   ------------------------------    --------------------
        I-A-1               $286,078,000                 4.835%(3)

       (3) Subject to a cap equal to the weighted average net mortgage rate of the related mortgage loans.


     The table on page S-94 entitled "Pre-Tax Yield to Maturity of the Class I-A-1-IO Certificates at the Following Percentages of CPR" under "Yield on the Certificates--Class I-A-1-IO, Class II-A-2-IO, Class II-A-3-IO and Class II-A-4-IO Certificate Yield Considerations" shall be deleted in its entirety and replaced with the following:


                 PRE-TAX YIELD TO MATURITY OF THE CLASS I-A-1-IO
                CERTIFICATES AT THE FOLLOWING PERCENTAGES OF CPR

                               0%       15%     25%      30%     40%      50%
CPR                          ------   ------  ------   ------   -----   --------
---
    ASSUMED PURCHASE PRICE
--------------------------
            $1,028,093*      62.97%   42.75%  28.17%   20.40%   3.74%   (15.01)%


* Purchase price does not include accrued interest.


     The last full paragraph on page S-103 under "Description of the Certificates--Interest Distributions" shall be deleted in its entirety and replaced with the following:

     The "Pass-Through Rate" on the Class I-A-1-IO Certificates on each Distribution Date will be a per annum rate equal to the excess, if any, of (A) the weighted average of the Net Mortgage Rates on the Group I Mortgage Loans, over (B) the Pass-Through Rate on the Class I-A-1 Certificates. The Pass-Through Rate on the Class I-A-1-IO Certificates for the first Interest Accrual Period will be approximately 0.23062% per annum.


     This supplement may be used to offer or sell the certificates offered hereby only if accompanied by the prospectus supplement and prospectus.

     Dealers will be required to deliver a supplement, prospectus supplement and prospectus when acting as underwriters of the certificates offered hereby and with respect to their unsold allotments or subscriptions. In addition, all dealers selling the offered certificates, whether or not participating in this offering, may be required to deliver a supplement, prospectus supplement and prospectus until June 29, 2003.



                               MERRILL LYNCH & CO.